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EXHIBIT (10)(xxii)(d)
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                                                                 CONFORMED COPY

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                         AUCTION MARKET PREFERRED STOCK

                             SUBSCRIPTION AGREEMENT

                          Dated as of February 4, 2002


                                 by and between


                             STANLEY LOGISTICS, INC.


                                       and


                                THE STANLEY WORKS


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                  This AUCTION MARKET PREFERRED STOCK SUBSCRIPTION AGREEMENT
(this "AGREEMENT") is dated as of February 4, 2002 and is by and between STANLEY LOGISTICS, INC., a Delaware corporation (the "COMPANY"), and THE STANLEY WORKS, a Connecticut corporation (the "PARENT").

                               W I T N E S S E T H

                  WHEREAS, the Parent owns all 155,652 of the outstanding shares of Common Stock, par value U.S.$0.01 per share, of the Company;

                  WHEREAS, the Company desires that the Parent agree either to subscribe for, or to procure the subscription by another person or persons (collectively, "INVESTOR") of, 11,445 shares of Auction Market Preferred Stock, par value $0.01 per share, of the Company, which shares (the "AMPS SHARES") are to be issued under the Certificate of Rights, Powers, Designations and Preferences, and the Qualifications, Limitations or Restrictions Thereof, of the Auction Market Preferred Stock of the Company (the "CERTIFICATE OF DESIGNATIONS") at a subscription price per share equal to the Liquidation Preference (as defined in the Certificate of Designations) of such share (the "ISSUE PRICE");

                  NOW, THEREFORE, the parties, intending to be bound, hereby agree as follows:


                                   ARTICLE I

                                   PROCUREMENT

                  The Parent agrees with the Company either to subscribe for and pay the Issue Price for the AMPS Shares or to procure the payment of the Issue Price for the AMPS Shares by Investor on or before February 7, 2002 (the "CLOSING DATE"). The Company shall issue the AMPS Shares to the Parent or to Investor at the Issue Price on the Closing Date.


                                   ARTICLE II

                                    ISSUANCE

                  In the event the Parent has procured payment of the Issue Price for the AMPS Shares from Investor as provided in Article I, the Company agrees with the Parent to issue the AMPS Shares to Investor against payment of the Issue Price to the Company.

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                                  ARTICLE III

                            MISCELLANEOUS PROVISIONS

         Section 3.1 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights granted herein, nor any of the other interests and obligations created hereunder, shall be assigned or delegated by either of the parties hereto without the prior express written consent of the other party.

         Section 3.2 Governing Law. This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

         Section 3.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 3.4 Remedies. In the event the Parent shall have failed to procure the payment of the Issue Price for the AMPS Shares as provided in
Article I, the Parent shall be liable for damages to the Company. Neither the Parent nor the Company shall have any liability to any Investor under this Agreement, provided that nothing herein shall be deemed to affect the Parent's or the Company's obligations or liabilities under any other agreement.



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                  IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.


                                                 THE STANLEY WORKS


                                                 By: /s/ Craig Douglas
                                                     -----------------
                                                     Craig Douglas
                                                     Vice President & Treasurer


                                                 STANLEY LOGISTICS, INC.


                                                 By: /s/ Kenneth O. Lewis
                                                     --------------------
                                                     Kenneth O. Lewis
                                                     President



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